EXHIBIT 10.64

PIEDMONT NATURAL GAS COMPANY, INC.
INCENTIVE COMPENSATION PLAN

As Amended and Restated
Effective November 1, 2015

PIEDMONT NATURAL GAS C0MPANY, INC.
INCENTIVE COMPENSATION PLAN

TABLE OF CONTENTS

ARTICLE I PURPOSE		1
ARTICLE II DEFINITIONS		1
2.1	Agreement.	1
2.2	Award.	1
2.3	Award Date or Grant Date.	1
2.4	Board or Board of Directors.	1
2.5	Cashless Exercise.	1
2.6	Cause.	1
2.7	Change in Control.	1
2.8	Code.	2
2.9	Committee.	2
2.10	Common Stock or Stock.	2
2.11	Company.	2
2.12	Covered Participant.	2
2.13	Designated Beneficiary.	2
2.14	Disability.	2
2.15	Effective Date.	2
2.16	Eligible Employee.	2
2.17	Employee.	2
2.18	Exchange Act.	2
2.19	Fair Market Value.	2
2.20	Good Reason.	3
2.21	Incentive Award.	3
2.22	Incentive Stock Option.	3
2.23	Non-qualified Stock Option.	3
2.24	Option Price.	3
2.25	Outside Director.	3
2.26	Participant.	3
2.27	Participating Company.	3
2.28	Performance Award.	3
2.29	Performance Criteria.	3
2.30	Performance Period.	3
2.31	Performance Share or Performance Unit.	4
2.32	Person.	4
2.33	Plan.	4
2.34	Restricted Stock.	4
2.35	Restriction Period.	4
2.36	Retirement.	4
2.37	Rule 16b-3.	4
2.38	Section 162(m).	4
2.39	Securities Act.	4
2.40	Shares.	4
2.41	Stock Appreciation Right.	4
2.42	Stock Bonus Award.	4

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2.43	Stock Option or Option.	4
2.44	Stock Unit Award.	5
2.45	Subsidiary.	5
ARTICLE III ELIGIBILITY		5
ARTICLE IV SHARES SUBJECT TO THE PLAN		5
4.1	Number of Shares.	5
4.2	Share Counting.	5
4.3	Capital Adjustments.	5
ARTICLE V STOCK OPTIONS		6
5.1	Grant of Stock Options.	6
5.2	Option Price.	6
5.3	Exercisability.	6
5.4	Method of Exercise.	7
5.5	Death, Disability, Retirement or Other Termination of Employment.	7
ARTICLE VI RESTRICTED STOCK		7
6.1	Grant of Restricted Stock.	7
6.2	Restricted Stock Award Agreement.	7
6.3	Restriction Period.	8
6.4	Removal of Restrictions.	8
6.5	Voting Rights.	8
6.6	Dividends and Other Distributions.	8
6.7	Death, Disability or Retirement.	8
ARTICLE VII OTHER STOCK BASED AWARDS		8
7.1	Grant of Other Stock Based Awards.	8
7.2	Stock Appreciation Rights.	8
7.3	Performance Awards.	9
7.4	Stock Bonus Awards.	10
7.5	Stock Unit Awards.	10
7.6	Death, Disability, Retirement or Leave of Absence.	11
ARTICLE VIII INCENTIVE AWARDS		12
8.1	Grant of Incentive Awards.	12
8.2	Timing and Determination of Incentive Awards.	12
8.3	Performance Criteria for Incentive Awards.	12
8.4	Short Performance Period.	12
8.5	Limitation on Right to Payment of Award.	13
ARTICLE IX SPECIAL PROVISIONS APPLICABLE TO COVERED PARTICIPANTS		14
ARTICLE X CHANGE IN CONTROL		14
10.1	Acceleration upon a Change in Control.	14
10.2	Change in Control Defined.	15
10.3	Good Reason Defined.	17
10.4	Cause Defined.	18

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ARTICLE XI ADMINISTRATION		18
11.1	The Committee.	18
11.2	Claims; Committee Decisions.	18
11.3	Rule 16b-3 and Section 162(m) Requirements.	19
ARTICLE XII GENERAL PROVISIONS		19
12.1	Withholding.	19
12.2	Code Section 409A.	19
12.3	Award Agreements.	20
12.4	Recoupment of Awards.	20
12.5	Forfeiture of Awards for Engaging in Competition.	20
12.6	Change in Position.	20
12.7	Non-transferability.	20
12.8	No Right to Employment.	20
12.9	Rights as Shareholder.	20
12.10	Governing Law; Venue and Severability.	21
12.11	Amendment of Plan or Awards.	21
12.12	Exclusion from Computation of Compensation for Other Purposes.	21
12.13	Share Certificates.	21
12.14	Special Provisions for Certain Participants.	21
12.15	Unfunded Plan.	22
12.16	Conflict with Employment Agreement.	22
12.17	Gender and Number.	22
12.18	Effect of Headings.	22
12.19	No Liability.	22
12.20	No Fractional Shares.	22
12.21	Plan Expiration Date.	22
12.22	Limited Effect of Plan Restatement.	22

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PIEDMONT NATURAL GAS COMPANY, INC.
INCENTIVE COMPENSATION PLAN

ARTICLE I
PURPOSE
The Company adopted the Piedmont Natural Gas Company, Inc. Incentive Compensation Plan effective November 1, 2005 to promote the interests of the Company and its shareholders through (a) the attraction and retention of Participants essential to the success of the Company; (b) the motivation of Participants using performance-related incentives linked to performance goals and the interests of Company shareholders; and (c) enabling such individuals to share in the growth and success of the Company and its Subsidiaries.
Effective as of November 1, 2015, subject to approval by the Company’s shareholders at the Company’s 2016 annual meeting of shareholders, the Plan is amended and restated as set forth in this instrument. The purpose of amending and restating the Plan is to (i) permit the award of performance-based compensation that satisfies the Section 162(m) of the Internal Revenue Code and (ii) make other design changes consistent with changes in the economic and business environment since the Plan was amended and restated in 2010. This Plan shall apply to non-performance based awards issued on or after November 1, 2015 and performance-based Awards issued for performance periods beginning on or after November 1, 2015.
ARTICLE II
DEFINITIONS
2.1    Agreement. Agreement shall mean a written agreement between the Company and a Participant implementing an Award and setting forth the particular terms, conditions and restrictions of the Award. With respect to the grant of a Stock Option, the Agreement may be referred to herein as an “Option Agreement,” and with respect to any other Award hereunder, the Agreement may be referred to herein as an “Award Agreement.”
2.2    Award. Award shall mean an award or grant made to a Participant under Article V, VI or VII, or an Incentive Award under Article VIII.
2.3    Award Date or Grant Date. Award Date or Grant Date shall mean the date on which an Award is made by the Committee.
2.4    Board or Board of Directors. Board or Board of Directors shall mean the Board of Directors of the Company.
2.5    Cashless Exercise. Cashless Exercise shall mean the exercise of an Option by a Participant through the use of a brokerage firm to make payment to the Company of the exercise price from the proceeds of the sale of Stock issued pursuant to the exercise of the Option, and upon receipt of such payment, the Company’s delivery of the exercised Shares to the brokerage firm.
2.6    Cause. Cause shall be defined in Section 10.4.
2.7    Change in Control. Change in Control shall be defined in Section 10.2.

2.8    Code. Code shall mean the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, or any successor law, as amended from time to time.
2.9    Committee. Committee shall mean the Compensation Committee of the Board or such other committee appointed by the Board in accordance with Article XI to administer the Plan.
2.10    Common Stock or Stock. Common Stock or Stock shall mean the common stock, no par value, of the Company, or such other security or right or instrument into which such common stock may be changed or converted in the future.
2.11    Company. Company shall mean Piedmont Natural Gas Company, Inc., a North Carolina corporation, or any successor thereto.
2.12    Covered Participant. Covered Participant shall mean a Participant who is a “covered employee” as defined in Code Section 162(m)(3).
2.13    Designated Beneficiary. Designed Beneficiary shall mean the beneficiary designated by the Participant, pursuant to procedures established by the Committee, to receive amounts due to the Participant in the event of the Participant’s death. If the Participant does not make an effective designation, then the Designated Beneficiary will be the Participant’s estate.
2.14    Disability. Disability shall mean (a) the mental or physical disability of the Participant defined as “Disability” under the terms of the long-term disability plan sponsored by the Company and in which the Participant is covered, as amended from time to time in accordance with the provisions of such plan; or (b) a determination by the Committee, in its sole discretion, of total disability (based on medical evidence) that precludes the Participant from engaging in any occupation or employment for wage or profit for at least twelve months and appears to be permanent. All decisions by the Committee relating to a Participant’s Disability (including a decision that a Participant is not disabled) shall be final and binding on all parties.
2.15    Effective Date. Effective Date of this amended and restated Plan shall mean November 1, 2015, subject to approval by the Company’s shareholders in accordance with applicable law and the listing requirements of the New York Stock Exchange, at the Company’s 2016 annual meeting of shareholders or any adjournment thereof.
2.16    Eligible Employee. Eligible Employee shall mean an Employee who is an officer of a Participating Company or other employee of a Participating Company designated by the Committee to be eligible to participate in the Plan.
2.17    Employee. Employee shall mean an individual who is employed by a Participating Company in a customary employer-employee relationship and designated as such in accordance with the Company’s standard employment practices.
2.18    Exchange Act. Exchange Act shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or any successor law, as amended from time to time.
2.19    Fair Market Value. Fair Market Value shall mean, for any given date, the closing price of Common Stock as reported on the composite tape of the primary stock exchange in which the Common Stock is listed on the immediately preceding day or, if no Shares were traded on such stock exchange on such day, then on the next preceding day that Stock was traded on such exchange, all as reported by The Wall Street Journal or such other source as the Committee may select.

2.20    Good Reason. Good Reason shall be defined in Section 10.3.
2.21    Incentive Award. Incentive Award shall mean a cash bonus payable to a Participant under Article VIII.
2.22    Incentive Stock Option. Incentive Stock Option shall mean an option to purchase Stock, granted under Article V, which is designated as an incentive stock option and is intended to meet the requirements of Code Section 422.
2.23    Non-qualified Stock Option. Non-qualified Stock Option shall mean an option to purchase Stock, granted under Article V, which is not intended to qualify as an Incentive Stock Option.
2.24    Option Price. Option Price shall mean the exercise price per share of Stock covered by an Option in accordance with Section 5.2.
2.25    Outside Director. Outside Director shall mean a member of the Board who is not an Employee.
2.26    Participant. Participant shall mean an Eligible Employee or Outside Director who has been selected from time to time under Article III to receive an Award under the Plan.
2.27    Participating Company. Participating Company shall mean the Company and such other Subsidiaries as the Board authorizes to participate herein.
2.28    Performance Award. Performance Award shall mean a performance-based Award made under Section 7.3, which may be in the form of either Performance Shares or Performance Units.
2.29    Performance Criteria. Performance Criteria shall mean objectives established by the Committee for a Performance Period for the purpose of determining when an Award subject to one or more of such objectives has been earned. Performance Criteria may be Company-wide objectives or objectives related to the performance of the individual Participant or of a Subsidiary, division, department, region, business unit or function within the Company or Subsidiary.
The Performance Criteria applicable to an Award to a Covered Participant shall be specified absolute or relative (i.e., in relation to a peer group of companies) levels of, or growth in, one or more of the following criteria: total shareholder return, revenues, operating earnings, earnings before or after interest and taxes, net income, cash flow, earnings per share, debt to capital ratio, return on total capital, return on invested capital, return on equity, return on assets, internal rate of return, earnings before or after interest, depreciation, amortization or extraordinary or special items, net cash provided by operations, cash flow in excess of cost of capital, operating margin, Common Stock price, net worth, operating and maintenance expense targets, compliance goals, customer or employee satisfaction, safety, employee wellness, human resources management, risk management, customer loyalty, community involvement, Company reputation, sustainability, geographic business expansion, market penetration, market share, acquisition or divestiture of subsidiaries, affiliates or joint ventures or information technology implementation.
2.30    Performance Period. Performance Period shall mean the time period designated by the Committee during which Performance Criteria must be met in order for a Participant to earn a performance-based award.

2.31    Performance Share or Performance Unit. Performance Share or Performance Unit shall mean an Award granted to a Participant pursuant to Section 7.3, the value of which is linked to Common Stock and which is earned, in whole or in part, by the attainment of Performance Criteria pre-established by the Committee and described in the Agreement.
2.32    Person. Person shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
2.33    Plan. Plan shall mean the Piedmont Natural Gas Company, Inc. Incentive Compensation Plan, as set forth herein and as hereafter amended from time to time.
2.34    Restricted Stock. Restricted Stock shall mean an Award of Stock to a Participant pursuant to Article VI.
2.35    Restriction Period. Restriction Period shall mean the period during which the transfer of Restricted Stock is prohibited and is subject to forfeiture pursuant to Article VI.
2.36    Retirement. Retirement shall mean, with respect to a Participant who is an Employee, the termination of employment of the Participant on or after such Participant is eligible for early or normal retirement under the defined benefit pension plan sponsored by the Company or would have been so eligible if the Participant were eligible to participate in such plan. Notwithstanding the foregoing, “Retirement” before the Participant is (or would be) eligible for normal retirement under such plan shall require prior approval by the Committee. With respect to a Participant who is an Outside Director, “Retirement” shall mean the end of the director’s term of office upon attaining the mandatory retirement age for directors.
2.37    Rule 16b-3. Rule 16b-3 shall mean Rule 16b-3 under Section 16(b) of the Exchange Act as adopted in Exchange Act Release No. 34-37260 (May 30, 1996), or any successor rule as amended from time to time.
2.38    Section 162(m). Section 162(m) shall mean Section 162(m) of the Code, or any successor section under the Code, as amended from time to time.
2.39    Securities Act. Securities Act shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, or any successor law, as amended from time to time.
2.40    Shares. Shares shall mean shares of Common Stock of the Company.
2.41    Stock Appreciation Right. Stock Appreciation Right shall mean the right to receive an amount equal to the excess of the Fair Market Value of a share of Stock (as determined on the date of exercise) over the Option Price of a related Option or the Fair Market Value of the Stock on the Grant Date of the Stock Appreciation Right.
2.42    Stock Bonus Award. Stock Bonus Award shall mean an award of Common Stock under Section 7.4.
2.43    Stock Option or Option. Stock Option or Option shall mean an Incentive Stock Option or a Non-qualified Stock Option.

2.44    Stock Unit Award. Stock Unit Award shall mean an award of Common Stock units under Section 7.5.
2.45    Subsidiary. Subsidiary shall mean any entity (other than the Company) with respect to which the Company owns, either directly or indirectly, at least 50% of the total combined voting power of all classes of stock or other ownership interest.
ARTICLE III
ELIGIBILITY
The Committee shall have sole and complete discretion to determine the Eligible Employees and Outside Directors who shall be eligible to participate in the Plan. An Outside Director who is selected by the Committee to participate in the Plan shall only be eligible for Awards under Articles V, VI or VII and shall not be eligible for Incentive Awards under Article VIII. An Eligible Employee or Outside Director designated by the Committee as eligible hereunder shall be considered a Participant upon receiving an Award under the Plan.
ARTICLE IV
SHARES SUBJECT TO THE PLAN
4.1    Number of Shares. Subject to adjustment as provided for in Section 4.3, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan (whether granted under the Plan before or after the Effective Date) shall not exceed 2,500,000 Shares.
Shares of Common Stock issued pursuant to Awards under the Plan may be authorized but unissued Shares or Shares purchased in the open market for purposes of the Plan.
4.2    Share Counting. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments in the number of shares of Common Stock available under Section 4.1 if the number of Shares actually delivered to a Participant differs from the number of shares of Common Stock previously counted in connection with an Award to the Participant, subject, however, to the following:
(a)Shares subject to an Award that is canceled, expired, forfeited, settled in cash or is otherwise terminated without a delivery of Common Stock to the Participant will again be available for Awards under the Plan.
(b)Shares that are withheld in payment of the exercise price of a Stock Option or in payment of withholding taxes relating to an Award shall be deemed to constitute Shares delivered to the Participant and shall not be available for future Awards under the Plan.
(c)Upon the exercise of a Stock Option or if a Stock Appreciation Right is settled with Shares, the total number of Shares subject to the Stock Option or Stock Appreciation Right (as the case may be) shall be deemed delivered to the Participant (regardless of the number of shares of Common Stock actually paid to the Participant) and shall not be available for future Awards under the Plan.
4.3    Capital Adjustments. The Committee shall make or provide such adjustments in the maximum number and kind of Shares that may be issued under the Plan and to any Participant, in the number and kind of Shares covered by any outstanding Awards, in the Option Price of any outstanding Option and in the Fair Market Value of the Shares on the Grant Date of any outstanding Stock

Appreciation Right as the Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets (including, without limitation, a special or large non-recurring dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing (a “Corporate Transaction”). Notwithstanding the foregoing, to the extent that a Corporate Transaction involves a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Common Stock underlying outstanding Awards to change, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend (an “Equity Restructuring”), the Committee shall be required to make or provide for such adjustments set forth in the preceding sentence that, in its sole discretion, are required to equalize the value of the outstanding Awards before and after the Equity Restructuring. In the event of any Corporate Transaction, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced. Notwithstanding the foregoing, any such adjustment to an Option intended to be qualified as an Incentive Stock Option shall be made only if and to the extent such adjustment would not cause such Option to fail to so qualify, and no adjustment shall be required pursuant to this Section 4.3 if such action would cause an award to fail to satisfy the conditions of any applicable exception from the requirements of Article 409A of the Code or otherwise could subject a Participant to the additional tax imposed under Article 409A of the Code with respect to an outstanding Award.
ARTICLE V
STOCK OPTIONS
5.1    Grant of Stock Options. Subject to the limitation set forth in Section 4.1 and the other terms and provisions of the Plan and applicable law, the Committee, at any time and from time to time, may grant Stock Options to Participants as it shall determine. The Committee shall have sole and complete discretion in determining whether Option granted is intended to be an Incentive Stock Option or a Non-qualified Stock Option, the Option Price, the duration of the Option, the number of Shares to which an Option pertains, any conditions imposed upon the exercisability or the transferability of the Options, including vesting conditions, the conditions under which the Option may be terminated, and any such other provisions as may be warranted to comply with the law or rules of any securities trading system or stock exchange. Each Option grant shall have such specified terms and conditions detailed in an Option Agreement. No Incentive Stock Option may be awarded (a) after the tenth anniversary of the Effective Date or (b) to a Participant who is not an Employee.
5.2    Option Price. The exercise price per share of Stock covered by an Option shall be determined on the Grant Date by the Committee; provided that the Option Price shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date. Further provided, in the case of an Incentive Stock Option granted to any Employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary, the Option Price shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date. No Option shall provide by its terms for the re-setting of its exercise price or for its cancellation and reissuance,in whole or in part; provided that the foregoing shall not limit the authority of the Committee to grant additional Options hereunder.
5.3    Exercisability. Except as otherwise provided herein, Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which will be specified in the Option Agreement and need not be the same for each Participant. However, under no circumstances, may an Incentive Stock Option be exercisable after the expiration of 10 years from the Grant Date (5 years from the Grant Date for any Employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary).
5.4    Method of Exercise. Options shall be exercised by the delivery of a written notice from the Participant to the Company in a form prescribed by the Committee setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment of the Option Price for the Shares. The Option Price shall be payable to the Company in full in cash, or its equivalent, or by delivery of Shares (not subject to any security interest or pledge) having a Fair Market Value at the time of exercise equal to the Option Price of the Shares with respect to which the Option is to be exercised, or by a combination of the foregoing. In addition, at the request of the Participant, and subject to applicable laws and regulations, the Company may (but shall not be required to) cooperate in a Cashless Exercise of the Option. After receipt of written notice and full payment of the Option Price, the Company shall deliver to the Participant as soon as practicable, or, at a later mutually agreed upon date, a stock certificate or other documentation, issued in the Participant’s name, evidencing the number of Shares with respect to which the Option was exercised.
5.5    Death, Disability, Retirement or Other Termination of Employment. Except as otherwise provided in a Participant’s Option Agreement:
(a)    in the event of the death or Disability of a Participant who is an Employee or the death, Disability or Retirement of a Participant who is an Outside Director, Options granted to the Participant shall be considered immediately vested and shall be exercisable at such time as specified in the Option Agreement, and
(b)    subject to Article X, in the event the Participant resigns, is terminated from the Company or, in the case of an Outside Director, is not reelected to the Board or otherwise resigns as a member of the Board, Options which have not vested by such date shall be forfeited, and the Participant shall have three months from such date to exercise vested Options (but not beyond the expiration of the term of the Option, if earlier). Notwithstanding the foregoing, (i) if the Participant is terminated from the Company for Cause, all of the Participant’s Options (whether vested or unvested) shall be immediately forfeited and (ii) the Committee, in its sole discretion, may accelerate the vesting of Options at such time and upon such terms and conditions as the Committee shall determine.
ARTICLE VI
RESTRICTED STOCK
6.1    Grant of Restricted Stock. Subject to the limitations set forth in Section 4.1 and the other terms and provisions of the Plan and applicable law, the Committee, at any time, and, from time to time, may grant shares of Restricted Stock under the Plan to such Participants, and in such amounts and for such duration and/or consideration as it shall determine.
6.2    Restricted Stock Award Agreement. Restricted Stock granted hereunder shall be evidenced by an Award Agreement that shall specify the Restriction Period, the number of Shares of Restricted Stock granted, and such other provisions as the Committee may deem advisable, including requirements established pursuant to the Securities Act, the Exchange Act, the Code and any securities trading system or stock exchange upon which such Shares under the Plan are listed.

6.3    Restriction Period. Except as otherwise provided in this Article, the Shares of Restricted Stock granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Restriction Period.
Subject to Sections 6.4 and 6.7 and Article X, if a Participant resigns, is otherwise terminated from the Company or, in the case of an Outside Director is not reelected to the Board, is terminated or resigns as a member of the Board (which resignation is accepted by the Board if applicable under the Board’s Corporate Governance Guidelines), prior to the end of the Restriction Period, he or she will forfeit all interests in the Restricted Stock Award. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her guardian or legal representative.
6.4    Removal of Restrictions. Except as otherwise provided in this Article, Restricted Stock covered by each Award made under the Plan shall become freely transferable by the Participant after the last day of the Restriction Period and/or upon the satisfaction of other conditions as determined by the Committee. The Committee, in its sole discretion, may accelerate the termination of the Restriction Period at such time and upon such terms and conditions as the Committee shall determine.
6.5    Voting Rights. During the Restriction Period, Participants in whose name Restricted Stock is granted under the Plan may exercise full voting rights with respect to those Shares.
6.6    Dividends and Other Distributions. Except as otherwise provided in a Participant’s Award Agreement, during the Restriction Period, Participants in whose name Restricted Stock is granted under the Plan shall be entitled to receive all dividends and other distributions paid with respect to those Shares. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were distributed.
6.7    Death, Disability or Retirement. Except as otherwise provided in a Participant’s Award Agreement, in the event of the death or Disability of a Participant who is an Employee or the death, Disability or Retirement of a Participant who is an Outside Director, in either event before the Restriction Period has ended, the restrictions on the Shares of Restricted Stock awarded to the Participant shall be removed and such Shares shall be fully vested.
ARTICLE VII
OTHER STOCK BASED AWARDS
7.1    Grant of Other Stock Based Awards. Subject to the limitations set forth in Section 4.1 and the other terms and provisions of the Plan and applicable law, the Committee may, at any time and from time to time, issue to Participants, either alone or in addition to other Awards made under the Plan, Stock Appreciation Rights as described in Section 7.2, Performance Awards as described in Section 7.3, Stock Bonus Awards as described in Section 7.4 or other Stock Unit Awards as described in Section 7.5. Any such Awards shall be governed by the terms of an Award Agreement, and the Committee may impose such terms and conditions, including Performance Criteria conditions and conditions similar to those described in Section 5.1 and/or Section 6.2 and not inconsistent with the terms of this Plan, as it deems appropriate on such Award.
7.2    Stock Appreciation Rights.
(a)    Grant of Stock Appreciation Rights. Stock Appreciation Rights granted in tandem with an Option or in addition to an Option may be granted at the time of the Option or at a later time. No Stock Appreciation Rights granted under the Plan may be exercisable until the expiration of at least six months after the Grant Date (except that such limitations shall not apply in the case of death or Disability of the Participant).
(b)    Price. The exercise price of each Stock Appreciation Right shall be determined at the time of grant by the Committee, subject to the limitation that the exercise price shall not be less than 100% of Fair Market Value of the Common Stock on the Grant Date.
(c)    Exercise. Stock Appreciation Rights shall be exercised by the delivery of a written notice from the Participant to the Company in a form prescribed by the Committee. Upon such exercise, the Participant shall be entitled to receive an amount equal to the excess of the Fair Market Value of a Share over the grant price thereof on the date of exercise of the Stock Appreciation Right multiplied by the number of Shares for which the Stock Appreciation Right was granted.
(d)Payment. Payment upon exercise of the Stock Appreciation Right may be made in Shares, in cash or in any combination thereof.
7.3    Performance Awards.
(a)    Grant of Performance Awards. Performance Awards granted hereunder may be issued in the form of either Performance Units or Performance Shares to Participants subject to the Performance Criteria, Performance Period and other considerations or restrictions as the Committee shall determine. The Committee shall have complete discretion in determining the number and value of Performance Units or Performance Shares granted to each Participant.
(b)    Value of Performance Awards. The Committee shall determine the number and value of Performance Units or Performance Shares granted to each Participant as a Performance Award. The Committee shall set Performance Criteria in its discretion for each Participant who is granted a Performance Award. The Committee shall determine the extent to which such Performance Criteria are met and will determine the value of the Performance Unit or Performance Share to the Participant. In making such determination, the Committee may use negative discretion to decrease, but not increase, the value of the Performance Unit or Performance Share if the Committee reserved its right to use such negative discretion when the Performance Unit or Performance Share was granted.
(c)    Settlement of Performance Awards. After a Performance Period has ended, the holder of a Performance Unit or Performance Share shall be entitled to receive the value thereof determined as provided in Section 7.3(b). Notwithstanding the foregoing, no distributions in respect of Performance Units shall be made if at the time distribution would otherwise have been made:
(i)    The regular quarterly dividend on any outstanding preferred shares of the Company has been omitted and not subsequently paid or there exists any default in payment of dividends on any such outstanding preferred shares,
(ii)    The estimated consolidated net income of the Company for the immediately preceding twelve-month period is less than the sum of (i) the aggregate amount to be distributed plus (ii) dividends on all outstanding preferred and common shares of the Company applicable to such twelve-month period (either paid, declared or accrued at the most recently paid rate); or
(iii)    The distribution would result in a default in any agreement by which the Company is bound.
(d)    Form of Payment. Payment of the amount to which a Participant shall be entitled upon the settlement of the Performance Award may be made in Shares, in cash or in any combination thereof.
7.4    Stock Bonus Awards. The Committee is authorized to grant Common Shares as a bonus, or to grant Common Shares or other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.
7.5    Stock Unit Awards.
(a)    Grant of Other Stock Unit Awards. Stock Unit Awards granted hereunder may be in the form of Common Stock or other securities. The value of each such Award shall be based, in whole or in part, on the value of the underlying Common Stock on the Grant Date. The Committee, in its sole and complete discretion, may determine that an Award, either in the form of a Stock Unit Award under this Section or as an Award granted pursuant to the other provisions of the Plan, may provide to the Participant (i) dividends or dividend equivalents (payable on a current or deferred basis) and (ii) cash payments in lieu of or in addition to an Award. Subject to the provisions of the Plan, the Committee, in its sole and complete discretion, shall determine the terms, restrictions, conditions, vesting requirements, and payment rules of the Award. The Award Agreement shall specify the rules of each Award as determined by the Committee. However, each Stock Unit Award need not be subject to identical rules.
(b)    Rules. The Committee, in its sole and complete discretion, may grant a Stock Unit Award subject to the following rules:
(i)Common Stock or other securities issued pursuant to Stock Unit Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant until the expiration of at least six months from the Grant Date, except that such limitation shall not apply in the case of death or Disability of the Participant, a Change in Control, or where a Committee of the Board, comprised of non-Employee directors of the Company within the meaning of Rule 16b-3, approved the Award. To the extent Stock Unit Awards are deemed to be derivative securities within the meaning of Rule 16b-3, the rights of a Participant who is subject to Section 16 of the Exchange Act with respect to such Awards shall not vest or be exercisable until the expiration of at least six months from the Award Date unless the Board or the Committee, comprised of non-Employee directors of the Company within the meaning of Rule 16b-3, specifies otherwise. All rights with respect to such Stock Unit Awards granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her guardian or legal representative.
(ii)Stock Unit Awards may require the payment of cash consideration by the Participant in receipt of the Award.

(iii)The Committee, in its sole and complete discretion, may establish certain Performance Criteria that may relate in whole or in part to receipt of Stock Unit Awards.
(iv)Stock Unit Awards may be subject to a deferred payment schedule and/or vesting over a specified period.
(v)The Committee, in its sole discretion, may waive or otherwise remove, in whole or in part, any restriction or condition imposed on a Stock Unit Award.
7.6    Death, Disability, Retirement or Leave of Absence.
(a)Stock Appreciation Rights, Stock Bonus Awards and Stock Unit Awards.
(i)Unless otherwise provided in the Award Agreement for the grant of Stock Appreciation Rights, Stock Bonus Awards or Stock Unit Awards to a Participant, in the event of the death or Disability of a Participant who is an Employee or the death, Disability or Retirement of a Participant who is an Outside Director, (A) the Stock Appreciation Rights granted to the Participant shall be considered immediately vested and exercisable at such times as specified in the Award Agreement and (B) the Stock Bonus Awards and Stock Unit Awards granted to the Participant shall be immediately vested.
(ii)Absence of a Participant from employment due to an authorized leave of absence shall not affect the Participant’s Stock Appreciation Rights, Stock Bonus Awards or Stock Unit Awards.
(b)Performance Awards.
(i)Unless otherwise provided in a Participant’s Award Agreement for a Performance Award, in the event of the Participant’s Retirement before the Performance Period has ended, the number of Shares the Participant shall be entitled to receive shall equal (A) the number of Shares, if any, the Participant would otherwise be entitled to receive if the Participant had been an active Participant at the end of the Performance Period (i.e., as adjusted or forfeited based on the actual Performance Criteria) multiplied by (B) the portion of the Performance Period during which the Participant was an active Participant, and such Shares shall be distributed within 2 ½ months after the end of the Performance Period.
(ii)Unless otherwise provided in a Participant’s Award Agreement for a Performance Award, in the event of a Participant’s death before the Performance Period has ended, the Company will be assumed to have achieved a target performance level for the Performance Period in which death occurs, and the number of Shares the Participant’s Designated Beneficiary shall be entitled to receive shall equal the target number of Shares included in the Performance Award, and such Shares shall be distributed within 60 days after the Participant’s death.
(iii)Absence of a Participant during a Performance Period due to Disability or entitling the Participant to (A) reemployment rights following military service under the Uniformed Services Employment and Reemployment Rights Act (USERRA) (or any other similar applicable federal or state law) or (B) sickness allowance or short-term disability benefits under the Company’s employee benefit plans shall not affect any Performance Award. Unless otherwise provided in a Participant’s Award Agreement for a Performance Award, in the event a Participant is absent during a Performance Period due to an authorized leave of absence not described in the immediately preceding sentence, the amount or number of Shares the Participant shall be entitled to receive shall equal (A) the number of Shares, if any, the Participant would otherwise be entitled to receive if the Participant had been an active Participant for the entire Performance Period (i.e., as adjusted or forfeited based on the actual Performance Criteria) multiplied by (B) the portion of the Performance Period during which the Participant was an active Participant (i.e., excluding the period of the authorized leave of absence), and such Shares shall be distributed within 2 ½ months after the end of the Performance Period.
ARTICLE VIII
INCENTIVE AWARDS
8.1    Grant of Incentive Awards. Subject to the limitations set forth in Section 4.1 and the other terms and provisions of the Plan and applicable law, the Committee may, at any time and from time to time, issue to Participants, either alone or in addition to other Awards made under the Plan, Incentive Awards. If an Award Agreement is executed for an Incentive Award, the Award shall be governed by the terms of such Award Agreement. The Committee may impose such terms and conditions, including Performance Criteria conditions and conditions similar to those described in Section 5.1 and Section 6.2 and not inconsistent with the terms of this Plan, as it deems appropriate on such Award. Incentive Awards shall be subject to the Performance Criteria, Performance Period and other considerations or restrictions as the Committee shall determine. The Committee shall have complete discretion in determining the value of Incentive Awards granted to each Participant.
8.2    Timing and Determination of Incentive Awards. Following the completion of a Performance Period, the Committee shall undertake or direct an evaluation of Performance Criteria for such Performance Period as determined in Section 8.3.
No Incentive Award may be paid without a determination by the Committee that the Performance Criteria have been met. In making such determination, the Committee may use negative discretion to decrease, but not increase, the Incentive Award if the Committee reserved its right to use such negative discretion when the Incentive Award was granted.
Any Incentive Awards will be paid at such time or times as may be determined by the Committee following the end of the Performance Period to which they relate, but not later than the last day of the 2 ½ month period following the end of the Performance Period.
8.3    Performance Criteria for Incentive Awards. Performance Criteria of the Company will be established in writing by the Committee.
The Performance Period with respect to Awards shall be the Company’s fiscal year or any other period designated as such by the Committee.
8.4    Short Performance Period.
(a)Death, Disability or Retirement. In the event of a Participant’s death, Disability or Retirement prior to the end of the Performance Period, the following shall apply:

(i)In the event of the Participant’s death, the Company will be assumed to have achieved a target performance level for the Performance Period in which death occurs for purposes of determining the Incentive Award and such Incentive Award shall be paid within 60 days after the Participant’s death.
(ii)In the event of a Participant’s Disability or Retirement before the end of the Performance Period, the Participant’s Incentive Award shall be determined and payable following the end of the Performance Period based on the actual Performance Criteria for the entire Performance Period.
(iii)In the event of a Participant’s Retirement before the end of the Performance Period, the amount of the Incentive Award shall be prorated to reflect the period of time during which the individual was employed during the Performance Period.
(b)New Participants. In the event an individual becomes a Participant and is eligible for an Incentive Award based on a Performance Period shorter than twelve months, such Incentive Award shall be prorated to reflect the period of time the individual was a Participant in the Performance Period.
(c)Leave of Absence. Absence of a Participant from employment during a Performance Period and entitling the Participant to (i) reemployment rights following military service under the Uniformed Services Employment and Reemployment Rights Act (USERRA) (or any other similar applicable federal or state law) or (ii) sickness allowance or short-term disability benefits under the Company’s employee benefit plans, shall not affect any Incentive Award. In the event a Participant is absent from employment during a Performance Period due to an authorized leave of absence not described in the immediately preceding sentence, the amount the Participant shall be entitled to receive, if any, under any Incentive Award shall equal (i) the amount, if any, to which the Participant would otherwise be entitled had the individual been an active Participant during the entire Performance Period (i.e., as adjusted or forfeited based on the Performance Criteria) multiplied by (ii) the portion of the Performance Period during which the Participant was an active Participant (i.e., excluding the period of the authorized leave of absence) and such amount shall be paid following the end of the Performance Period.
8.5    Limitation on Right to Payment of Award. Notwithstanding any other Plan provision to the contrary, no Participant shall have a right to receive payment of an Incentive Award under the Plan if, subsequent to the commencement of the Performance Period and prior to the date any Award would otherwise be payable, the Participant resigns or is otherwise terminated from the Participating Company for reasons other than death, Disability, or Retirement or following a Change in Control as provided in Article X. Notwithstanding the foregoing, no distributions of Incentive Awards shall be made if at the time distribution would otherwise have been made:
(a)    The regular quarterly dividend on any outstanding preferred shares of the Company has been omitted and not subsequently paid or there exists any default in payment of dividends on any such outstanding preferred shares,
(b)The estimated consolidated net income of the Company for the immediately preceding twelve-month period is less than the sum of (i) the aggregate amount to be distributed plus (ii) dividends on all outstanding preferred and common shares of the Company applicable to such twelve-month period (either paid, declared or accrued at the most recently paid rate); or
(c)The distribution would result in a default in any agreement by which the Company is bound.
ARTICLE IX
SPECIAL PROVISIONS APPLICABLE TO COVERED PARTICIPANTS
All Awards made under the Plan to Covered Participants that are earned based on achievement of Performance Criteria are intended to be excluded from the deduction limitations in Section 162(m) of the Code. If any Plan provision is found not to be in compliance with the “performance-based” compensation exception contained in Article 162(m) of the Code, that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the “performance-based” compensation exception contained in Section 162(m) of the Code. In addition, in no event shall a Covered Participant receive in any calendar year (i) awards of Stock Options and Appreciation Rights, in the aggregate, for more than 100,000 Shares, (ii) awards of Performance Shares, Performance Units and Restricted Stock or Stock Unit Awards Share Units specifying Performance Criteria covering, in the aggregate, covering more than 150,000 Shares, or (iii) Incentive Awards, in the aggregate, of more than $2,000,000. All Awards under this Plan to Covered Participants or to other Participants who may become Covered Participants at a relevant future date shall be further subject to such other conditions, restrictions, and requirements as the Committee may determine to be necessary to carry out the purposes of this Article, which is to avoid the loss of deduction by the Company under Code Section 162(m).
ARTICLE X
CHANGE IN CONTROL
10.1    Acceleration upon a Change in Control. The provision of this Section shall apply notwithstanding any Plan provision to the contrary, and notwithstanding any agreement between the Company and such Participant which relate to the terms of Awards hereunder, upon a Change in Control. Upon the termination of an employee Participant’s employment by the Company without Cause, or by an employee Participant for Good Reason, within a period of one year following the occurrence of a Change in Control, the following shall apply:
(a)Any Stock Option and Stock Appreciation Right Awards shall be exercisable within such time as specified in the Award Agreement.
(b)All restrictions on any Restricted Stock Awards and Stock Unit Awards shall be eliminated, and such awards shall immediately vest and not be subject to forfeiture.
(c)If the termination of employment occurs before the end of the Performance Period, the amount of any Performance Award shall be determined assuming the Company achieved a target performance level and no adjustment or proration shall be made to the Award. If the termination of employment occurs after the end of the Performance Period but before the Performance Award is paid, the amount payable shall be determined based on the actual Performance Criteria for the Performance Period. In either case, settlement of the Performance Award shall be made within 2 ½ months after termination of employment or the end of the Performance Period (as the case may be).

(d)If the termination of employment occurs before the end of the Performance Period, the amount of any Incentive Award shall be determined assuming the Company has achieved a target performance level, and such amount shall then be multiplied by the portion of the Performance Period the individual was an active Participant hereunder. If the termination of employment occurs after the end of the Performance Period but before the Incentive Award is paid, the amount payable shall be determined based on the actual Performance Criteria for the Performance Period. In either case, payment of the Incentive Award shall be made within 2 ½ months after termination of employment or the end of the Performance Period (as the case may be).
10.2    Change in Control Defined. For purposes of this Article, “Change in Control” shall have the same meaning as such term or similar term is defined in a Participant’s individual agreement with the Company which relates to such Participant’s compensation and benefits upon the occurrence of a change in ownership of the Company or similar event.
(a)In the event there is no such agreement, “Change in Control” shall mean:
(i)The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (A) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute an acquisition of control: any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), any acquisition by the Company, any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (iii) of this section are satisfied;
(ii)Individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii)Consummation of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (A) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan or related trust of the Company, or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, twenty percent (20%) or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;
(iv)Approval by the shareholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition (1) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding the Company and any employee benefit plan or related trust of the Company, or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty percent (20%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or
(v)The closing, as defined in the documents relating to, or as evidenced by a certificate of any state or federal governmental authority in connection with, a transaction approval of which by the shareholders of the Company would constitute a “Change in Control” under subsection (iii) or (iv) of this Section.

(b)Notwithstanding (a) above, if the Participant’s employment is terminated before a Change in Control and the Participant reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a “Change in Control” and who effectuates a “Change in Control” or (ii) otherwise occurred in connection with, or in anticipation of, a “Change in Control” which actually occurs, then for all purposes of this Plan, the date of a “Change in Control” with respect to the Participant shall mean the date immediately prior to the date of such termination of the Participant’s employment.
10.3    Good Reason Defined. “Good Reason” shall mean, without the Participant’s written consent,
(a)a change in the Participant’s status, position or responsibilities which, in his reasonable judgment, represents a demotion from his status, position or responsibilities as in effect immediately prior to the Change in Control;
(b)the assignment to the Participant of any duties or responsibilities which, in his reasonable judgment, are inconsistent with such status, position or responsibilities immediately prior to the Change in Control; or any removal of the Participant from or failure to reappoint or reelect him to any of such positions that the Participant had immediately prior to the Change in Control;
(c)a reduction by the Company in the Participant’s base salary or the Company’s failure to increase (within twelve (12) months of the Participant’s last increase in base salary) the Participant’s base salary after a Change in Control in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all executive and senior executives of the Company effected in the preceding twelve (12) months;
(d)the relocation of the principal executive offices of the Company or Subsidiary, whichever entity on behalf of which the Participant performs a principal function of that entity as part of his employment services, to a location more than fifty (50) miles outside the Charlotte, North Carolina metropolitan area or, if his services are not performed in Charlotte, North Carolina, the Company’s requiring him to be based at any place other than the location at which he performed his duties immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with his business travel obligations at the time of a Change in Control;
(e)the failure by the Company to continue in effect any incentive, bonus or other compensation plan in which the Participant participates immediately prior to the Change in Control, including but not limited to this Plan, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan), with which he has consented, has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue his participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein;
(f)the failure by the Company to continue to provide the Participant with benefits substantially similar to those enjoyed by him or to which he was entitled under any of the Company’s pension, profit sharing, life insurance, medical, dental, health and accident, or disability plans in which he was participating at the time of a Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive him of any material fringe benefit enjoyed by him or to which he was entitled at the time of the Change in Control, or the failure by the Company to provide him with the number of paid vacation and sick leave days to which he is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect on the date hereof;
(g)the failure of the Company to obtain a satisfactory agreement with any successor or assign of the Company to assume and agree to perform under any Change in Control agreement between the Company and the Participant; or
(h)any request by the Company that the Participant participate in an unlawful act or take any action constituting a breach of the Participant’s professional standard of conduct.
10.4    Cause Defined. “Cause” shall mean
(a)intentional gross misconduct by the Participant damaging in a material way to the Company, or
(b)a material breach of the Participant’s employment agreement, after the Company has given the Participant notice thereof and a reasonable opportunity to cure.
ARTICLE XI
ADMINISTRATION
11.1    The Committee. The Plan shall be administered and interpreted by the Committee which shall have full authority, discretion and power necessary or desirable for such administration and interpretation. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In its sole and complete discretion the Committee may adopt, alter, suspend and repeal any such administrative rules, regulations, guidelines, and practices governing the operation of the Plan as it shall from time to time deem advisable. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the following specific powers: (a) to determine the terms and conditions upon which Awards may be made and exercised; (b) to determine the Participants to which Awards shall be made; (c) to determine all terms and provisions of each Agreement, which need not be identical for types of Awards nor for the same type of Award to different Participants; (d) to construe and interpret all terms, conditions and provisions of the Plan and all Agreements; (e) to establish, amend, or waive rules or regulations for the Plan’s administration; (f) to accelerate the exercisability of any Award, the length of a Performance Period or the termination of any Restriction Period; and (g) to make all other determinations and take all other actions necessary or advisable for the administration or interpretation of the Plan. The Committee may seek the assistance or advice of any persons it deems necessary to the proper administration of the Plan.
11.2    Claims; Committee Decisions. Any Participant who believes he or she is being denied any benefit or right under the Plan or under any Award may file a written claim with the Committee. Any claim must be delivered to the Committee within sixty (60) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designee, will notify the Participant of its decision in writing as soon as administratively practicable after the receipt of any claim. Claims not responded to by the Committee in writing within one hundred and twenty (120) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision will be final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.
11.3    Rule 16b-3 and Section 162(m) Requirements.. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on any Award as it may deem to be advisable or required to satisfy the requirements of Rule 16b-3 or Section 162(m).
ARTICLE XII
GENERAL PROVISIONS
12.1    Withholding.. The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, any taxes required by law to be withheld from Awards made under this Plan. In the event an Award is paid in the form of Common Stock, the Participant may remit to the Company the amount of any taxes required to be withheld from such payment in cash, or, in lieu thereof, the Company may withhold (or the Participant may be provided the opportunity to elect to tender) the number of shares of Common Stock equal in Fair Market Value to the amount required to be withheld.
12.2    Code Section 409A..
(a)Delay of Certain Payments. Notwithstanding anything in the Plan to the contrary, if any amount or benefit that the Company determines would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan by reason of a Participant’s termination of employment, then to the extent necessary to comply with Code Section 409A:
(i)if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the seventh month following the Participant’s termination of employment; and
(ii)if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six (6) month period immediately following the Participant’s termination of employment will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the seventh month following the Participant’s termination of employment and paid on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments or distributions will commence.
(b)Separation from Service Required. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(c)Interpretation and Administration. Nothing in this Plan shall operate or be construed to cause the Plan to fail to comply with the requirements of Code Section 409A and, to the extent applicable, it is intended that the Plan comply with the provisions of Code Section 409A and shall be administered in a manner consistent with that intent. Any provision of this

Plan that would cause the Plan or any payment made hereunder to fail to satisfy Code Section 409A shall have no force and effect until amended by the Company to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A) and may be made by the Company without the consent of any Participant.
12.3    Award Agreements.. Awards granted under the Plan may be evidenced in a corresponding Award Agreement provided in writing to the Participant, which shall specify the terms, conditions and any rules applicable to the Award. All Awards granted under the Plan, whether or not evidenced by an Award Agreement, shall be subject to the terms and conditions of the Plan unless explicitly provided in the Agreement and permitted under the Plan. Unless otherwise provided in the Award Agreement, a signed Award Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy
12.4    Recoupment of Awards.. All Awards and Participants shall be subject to the terms of any recoupment or clawback policy adopted by the Committee and such policy may apply to Awards made before the date the policy is adopted if retroactive application of the policy is required by applicable law. Any such recoupment or clawback policy may, among other things, require Participants to reimburse the Company for all or any portion of any paid Awards, terminate any outstanding, unexercised, unexpired or unpaid Award, rescind any exercise, payment or delivery pursuant to an Award or recapture any Shares (whether restricted or unrestricted) or proceeds from the Participant’s sale of Shares issued pursuant to an Award where the Award or payment thereof is based on erroneous financial information.
12.5    Forfeiture of Awards for Engaging in Competition.. All outstanding Awards held by a Participant and not previously paid shall be immediately forfeited and canceled in their entirety if the Participant, without the prior written consent of the Company, and while employed by the Company, becomes associated with, employed by, renders services to, consults with, acquires ownership of more than five percent of any class of stock of, or acquires beneficial ownership of more than five percent of the earnings or profits of any corporation, partnership, proprietorship, trust, or other entity which, in the Committee’s judgment, competes directly or indirectly with the Company or any Subsidiary in any of their lines of business.
12.6    Change in Position.. An Incentive Award or Performance Award may be reduced in the event of a Participant’s demotion during a Performance Period.
12.7    Non-transferability.. No Award, including any Options, granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution. Further, no lien, obligation, or liability of the Participant may be assigned to any right or interest of the Participant in an Award under this Plan.
12.8    No Right to Employment. Neither the Plan, nor any Award made, or any other action taken, hereunder shall be construed as giving any Participant or other person any right of employment or continued employment with the Participating Company.
12.9    Rights as Shareholder. Subject to the terms and conditions of each particular Award, no Participant or Designated Beneficiary shall be deemed a shareholder of the Company nor have any rights as such with respect to any shares of Common Stock to be provided under the Plan until he or she has become the holder of such shares.

12.10    Governing Law; Venue and Severability. Except to the extent superseded by the laws of the United States, the Plan and all Agreements shall be governed, construed, interpreted and administered in accordance with the laws of the State of North Carolina without regard to the State’s conflict of laws rules. All claims, causes of action or disputes arising out of, related to or concerning the Plan shall be brought, tried and determined exclusively in the local, state or federal courts located in Mecklenburg County, North Carolina, and by acceptance of an Award under the, each Participant shall waive any claim relating to forum non conveniens. In the event any provision of the Plan or any Agreement shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality or enforceability of any remaining provision, portion of provision or the Plan overall, which shall remain in full force and effect as if the Plan had been absent the invalid, illegal or unenforceable provision or portion thereof.
12.11    Amendment of Plan or Awards. The Committee or the Board of Directors may amend, suspend, or terminate the Plan or any portion thereof at any time, provided such amendment is made with shareholder approval if and to the extent such approval is necessary to comply with any legal requirement, including for these purposes any approval requirement which is a requirement for the performance-based compensation exception under Code Section 162(m). In no event shall the Committee increase the amount payable pursuant to an Award after it has been granted. In addition, except to the extent required by applicable law, no amendment that would materially and adversely impair the rights of a Participant shall be made to an outstanding Award without the written consent of the affected Participant. Notwithstanding the preceding, the Committee may amend or modify the Plan or any outstanding Award to the extent necessary to cause the Plan or such Award to comply with the requirements of Section 409A of the Code or the Listed Company Manual of the New York Stock Exchange.
12.12    Exclusion from Computation of Compensation for Other Purposes. By acceptance of an applicable Award under this Plan, subject to the conditions of such Award, each Participant shall be considered in agreement that all shares of Stock sold or awarded and all Options granted under this Plan shall be considered extraordinary, special incentive compensation and will not be included as “earnings,” “wages,” “salary” or “compensation” in any pension, welfare, life insurance, or other employee benefit arrangement of the Company except as otherwise specifically provided in such arrangement.
12.13    Share Certificates. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the Securities and Exchange Commission, the New York Stock Exchange or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of book-entry.
12.14    Special Provisions for Certain Participants. All Award Agreements for Participants subject to Section 16(b) of the Exchange Act shall be deemed to include any such additional terms, conditions, limitations and provisions as Rule 16b-3 requires, unless the Committee in its discretion determines that any such Award should not be governed by Rule 16b-3. All performance-based Awards to Covered Participants shall be deemed to include any such additional terms, conditions, limitations and provisions as are necessary to comply with the performance-based compensation exemption of Code Section 162(m), unless the Committee, in its discretion, determines that any such Award is not intended to qualify for the exemption for performance-based compensation under Code Section 162(m).

12.15    Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets in connection with any Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan or any Award Agreement shall be based solely upon the contractual obligations that may be created as a result of the Plan or any such award or agreement. No such obligation of the Company shall be deemed to be secured by any pledge of, encumbrance on, or other interest in, any property or asset of the Company or any Subsidiary. Nothing contained in the Plan or any Award Agreement shall be construed as creating in respect of any Participant (or beneficiary thereof or any other person) any equity or other interest of any kind in any assets of the Company or any Subsidiary or creating a trust of any kind or a fiduciary relationship of any kind between the Company, any Subsidiary and/or any such Participant, any beneficiary thereof or any other person.
12.16    Conflict with Employment Agreement. Except as specified in Article X or otherwise restricted under Section 12.2 or 12.14, to the extent any provision of this Plan conflicts with any provision of a written employment agreement between an Employee and the Company, the material terms of which have been approved by the Board, the provisions of the employment agreement shall control.
12.17    Gender and Number. Where the context admits, words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.
12.18    Effect of Headings. The descriptive headings of the Articles and Sections of this Plan are inserted for convenience of reference and identification only and do not constitute a part of this Plan for purposes of interpretation.
12.19    No Liability. No member of the Board or the Committee or any officer or Employee shall be personally liable for any action, omission or determination made in good faith in connection with this Plan. The Company shall indemnify and hold harmless the members of the Committee, the Board and the officers and Employees, and each of them, from and against any and all loss which results from liability to which any of them may be subjected by reason of any act or conduct (except willful misconduct or gross negligence) in their official capacities in connection with the administration of this Plan, including all expenses reasonably incurred in their defense, in case the Company fails to provide such defense. By participating in this Plan, each Employee agrees to release and hold harmless the Company and its Subsidiaries (and their respective directors, officers and employees), the Board and the Committee, from and against any tax or other liability, including without limitation, interest and penalties, incurred by the Employee in connection with his participation in this Plan.
12.20    No Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to the Plan. The Committee may provide for the elimination of fractions or for the settlement of fractional Shares in cash.
12.21    Plan Expiration Date. No Award shall be granted under the Plan after October 31, 2025. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, nevertheless continue thereafter.
12.22    Limited Effect of Plan Restatement. Notwithstanding anything to the contrary contained in the Plan, this instrument shall not alter or adversely affect a Participant’s rights under any Award granted to the Participant prior to the Effective Date without the Participant’s written consent.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Plan as of the 22nd day of January, 2016.

PIEDMONT NATURAL GAS COMPANY, INC.

By:/s/ Kevin M. O'Hara
Kevin M. O’Hara
Senior Vice President - Chief Administrative Officer